Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cell Therapeutics, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 26, 2010, with respect to our audits of the consolidated financial statements of Cell Therapeutics, Inc. as of December 31, 2009 and for the years ended December 31, 2009 and 2008 appearing in the Annual Report on Form 10-K of Cell Therapeutics, Inc. for the year ended December 31, 2010.

Stonefield Josephson, Inc.

/s/ Stonefield Josephson, Inc.
San Francisco, CA
November 23, 2011